Exhibit 99.1

Antero Midstream Announces Increased Quarterly Distribution and Second Quarter 2016 Operations Update

Denver, Colorado, July 14, 2016—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today announced an increased second quarter 2016 distribution and provided its second quarter 2016 operations update.

Highlights Include:

•                  Declared a cash distribution of $0.25 per unit for the second quarter of 2016, a 32% increase compared to the prior year quarter and a 6% increase sequentially

•                  Increased gross acreage that is subject to dedication by Antero Resources by approximately 20%, pro forma for Antero Resources’ recently announced Marcellus core acreage acquisition, which is expected to close in the third quarter of 2016

•                  Exercised option to acquire a 15% equity interest in the Stonewall Gathering Pipeline for $45 million

•                  Low pressure gathering volumes averaged 1,353 MMcf/d, a 40% increase compared to the prior year quarter and a 4% increase sequentially

•                  Compression volumes averaged 657 MMcf/d, a 45% increase compared to the prior year quarter and a 9% increase sequentially

•                  High pressure gathering volumes averaged 1,253 MMcf/d, a 5% increase compared to the prior year quarter and a 3% increase sequentially

•                  Fresh water delivery volumes averaged 105,379 Bbl/d, an 11% increase compared to the prior year quarter and an 8% increase sequentially

Increased Quarterly Distribution

The Board of Directors of Antero Resources Midstream Management LLC, the general partner of the Partnership, declared a cash distribution of $0.25 per unit ($1.00 per unit annualized) for the second quarter of 2016. The distribution represents a 32% increase compared to the prior year quarter and a 6% increase sequentially.  The distribution is the Partnership’s sixth consecutive quarterly distribution increase since its initial public offering in November 2014 and will be payable on August 24, 2016 to unitholders of record as of August 10, 2016.

Antero Resources Core Acreage Acquisition

On June 9, 2016, Antero Resources Corporation (“Antero Resources”) announced the acquisition of 55,000 net acres in the core of the Marcellus Shale, primarily located in Wetzel, Tyler and Doddridge Counties. Substantially all of the approximately 106,000 gross acre footprint will be dedicated to Antero Midstream for gathering, compression, and water services.  The acquisition translates to approximately $500 million of identified organic growth opportunities over the next five years for Antero Midstream to invest in gathering, compression and water services infrastructure at attractive organic EBITDA build-out multiples ranging from  4-times to 7-times.  In addition, Antero Resources increased its 2017 production growth target to 20% to 25%, providing further support for Antero Midstream’s 2017 distribution growth target of 28% to 30%.

Exercise of Option in Stonewall Gathering Pipeline

On May 26, 2016, Antero Midstream exercised its option to acquire a 15% non-operated equity interest in the Stonewall Gathering Pipeline for $45 million. The 1.4 Bcf/d Stonewall Gathering Pipeline was placed into service on November 30, 2015 and is currently gathering approximately 1.0 Bcf/d.  Antero Resources is an anchor shipper on the Stonewall Gathering Pipeline, with a minimum volume commitment of 900 BBtu/d.  The pipeline connects Antero Resources’ Marcellus production with downstream firm sales agreements and additional firm transportation to currently favorably priced markets.  The transaction was financed with borrowings on Antero Midstream’s revolving credit facility and has an effective date of May 26, 2016.

Paul Rady, Chairman and CEO of Antero Midstream commented, “The investment in the Stonewall Pipeline represents another step in Antero Midstream’s strategy of becoming a full value chain midstream provider in Appalachia.  The investment enhances Antero

Midstream’s overall portfolio of attractive infrastructure projects, with the volume being driven by Antero Resources’ development plan.  Based on estimated midstream cash flows over the next twelve months, we expect attractive capital investment to cash flow multiples of 4.5-times to 5.5-times.”

Operations Update

All operational figures are as of the date of this release unless otherwise noted.

Low pressure gathering volumes for the second quarter of 2016 averaged 1,353 MMcf/d, a 40% increase from the second quarter of 2015 and a 4% increase from the first quarter of 2016.  Compression volumes for the second quarter of 2016 averaged 657 MMcf/d, a 45% increase from the second quarter of 2015 and a 9% increase from the first quarter of 2016.  High pressure gathering volumes for the second quarter of 2016 averaged 1,253 MMcf/d, a 5% increase from the second quarter of 2015 and a 3% increase compared to the first quarter of 2016. The increase in gathering and compression volumes was due to production growth from Antero Resources.  Condensate gathering volumes averaged 1,983 Bbl/d during the quarter, a 34% decrease compared to the prior year quarter and a 33% decrease sequentially. The sequential decrease in condensate gathering volumes was driven by Antero Resources shifting Ohio Utica Shale development from its Highly-Rich Gas/Condensate area to higher rate of return locations in the Highly-Rich Gas area, as well as the shifting of Antero Resources’ development program to the Marcellus Shale from the Utica Shale, given the firm transportation constraints in the Utica Shale.

Fresh water delivery volumes averaged 105,379 Bbl/d during the quarter, an 11% increase compared to the prior year quarter and an 8% increase sequentially.  The increase in volumes was driven by operational efficiencies and Marcellus completions averaging 41 barrels of water per foot, a 25% increase as compared to 2015 and 11% increase compared to the first quarter of 2016.

Commenting on the second quarter, Mr. Rady said, “Antero Midstream continued to deliver strong volumetric growth during the quarter ahead of expectations, driven by the operational efficiencies and strong well results at Antero Resources. Antero Midstream continues to reap the benefits of having a full service midstream platform, benefitting from larger volume completion techniques enhancing water services, and improved well results and estimated recoveries benefitting gathering and compression throughput.”

	Three Months Ended June 30,		%
	2016	2015	Change
Average Daily Throughput:
Low Pressure Gathering (MMcf/d)	1,353	965	40%
Compression (MMcf/d)	657	454	45%
High Pressure Gathering (MMcf/d)	1,253	1,197	5%
Condensate Gathering (Bbl/d)	1,983	2,989	(34)%

Average Daily Volumes:
Fresh Water Delivery (Bbl/d)	105,379	95,228	11%

In conjunction with Antero Midstream’s operations update, Antero Resources released a second quarter 2016 operations update, which can be found at www.anteroresources.com.

Antero Midstream Second Quarter Earnings Release and Call

Antero Midstream plans to issue its second quarter 2016 earnings release on Tuesday, August 2, 2016 after the close of trading on the New York Stock Exchange.

Antero Midstream will hold a call on Wednesday, August 3, 2016 at 10:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Midstream”.  A telephone replay of the call will be available until Friday, August 12, 2016 at 10:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the passcode 10086426.

To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream’s website at www.anteromidstream.com.  The webcast will be archived for replay on the Partnership’s website until Friday, August 12, 2016 at 10:00 am MT.

Antero Midstream Partners LP is a limited partnership that owns, operates and develops midstream gathering and compression assets located in West Virginia, Ohio and Pennsylvania, as well as integrated water assets that primarily service Antero Resources’ properties located in West Virginia and Ohio.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release.  Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control, incident to the gathering and compression and water handling and treatment business. These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2015.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.